Exhibit 10.13

April 13, 2021 Revised

Neela Paykel

Dear Neela:

On behalf of Hyperfine, I am pleased to offer you a position as General Counsel beginning May 1, 2021 or as soon as practical. You will report to Khan Siddiqui on an interim basis until a CEO has been selected, and then you will report to the CEO immediately upon the CEO starting the Company. Your annualized compensation in this position will consist of an annual base salary of $350,000 paid in twice monthly pay periods, less required deductions.

You will receive a one-time taxable payment of $25,000 in your first payroll check, as a sign-on bonus. Such payment will be recoverable in full by the company in the event you voluntarily terminate your employment prior to 12 months from your start date (whether such voluntary termination occurs on, before, or after your start date).

For calendar year 2021, you will receive a prorated discretionary bonus with a target of 40% your annual base salary based on goals, objectives, and performance metrics to be determined by Hyperfine’s management. Such bonus will be paid in January, 2022. It will be a condition of your eligibility to receive any bonus that you remain employed with Hyperfine through the scheduled date of payment of such bonus.

In addition to the outlined cash compensation, you will receive 300,000 stock options in Hyperfine, that (i) will be subject to the approval of Hyperfine’s Board of Directors, (ii) will be subject to the terms of the grant documents therefore, (iii) subject to continued service and the specific terms of your grant, will vest over a four year period with the following schedule: 25% on the last day of the calendar quarter of the one year anniversary of your start date, and 2.083% at the end of each month thereafter.

You will be based out of your home office in Orinda, CA.

Hyperfine recognizes the need for employees to take time away from the office to creatively recharge. We also believe in taking personal responsibility for managing our own time, workload and results. For these reasons our Flexible Paid Time Off (FPTO) policy affords eligible employees the flexibility to be given an indeterminate amount of paid time off from work for vacation, personal or family obligations and other personal requirements, subject to the requirements of the policy, including advance notice and prior approval in Hyperfine’s discretion. In no event will any employee be compensated for unused vacation time. You will also be eligible to participate in medical and other benefit plans in accordance with the rules and eligibility of those plans currently in effect. Health insurance shall commence on your start date. Further, while we expect you to remain with Hyperfine for a long time, this letter is not an employment contract and you will be an at-will employee. This letter is subject to successful completion of a background check. By signing this letter, you authorize Hyperfine to conduct such background check Hyperfine considers the protection of its confidential information, proprietary materials and goodwill to be extremely important. As a condition of this offer of employment, you are required to sign Hyperfine’s Non-competition/Non-solicit, Confidentiality and Intellectual Property Agreement.

We appreciate your exceptional talent and are very excited about you joining our growing and dynamic team at Hyperfine. We firmly believe that Hyperfine offers a unique combination of emotional, intellectual, and interpersonal stimulation that will be truly enjoyable. As a member of our growing team you will be in the rare position of helping to shape the culture and direction of our organization. We have tremendous opportunities ahead of us, and I am confident you have the expertise required to help us achieve our objectives. If you have any questions regarding this offer, the position, or the company’s benefits programs, please do not hesitate to reach out.

Please note that this offer will expire on April 20, 2021 unless accepted by you in writing prior to such date.

Sincerely,

Hyperfine Research, Inc.

By:	/s/ Alexander C. Magary

Name:	Alexander C. Magary

Title:	VP, Legal & Asst. Corp. Secretary

ACCEPTED AND AGREED:

Signature:	/s/ Neela Paykel

Name:	Neela Paykel

Address: